Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Flybondi Holdings plc on Form F-4 of our report dated April 11, 2024 (which includes an explanatory paragraph as to Integral Acquisition Corporation 1’s ability to continue as a going concern), with respect to our audits of the financial statements of Integral Acquisition Corporation 1 as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

January 23, 2025